Exhibit 99.1

Investor Contact: Olga Guyette, Director-Investor Relations (781) 356-9763 olga.guyette@haemonetics.com	Media Contact: Carla Burigatto, Vice President-Communications (781) 348-7263 carla.burigatto@haemonetics.com

HAEMONETICS PROVIDES UPDATE ON U.S. PLASMA BUSINESS
BOSTON, MA, April 19, 2021 - Haemonetics Corporation (NYSE: HAE) (“Haemonetics” or the “Company”), a global medical technology company focused on delivering innovative medical solutions to drive better patient outcomes, today announced that CSL Plasma, Ltd. (“CSL”) has informed Haemonetics of its intent not to renew its Supply Agreement with Haemonetics for the use of PCS2® Plasma Collection System devices and the purchase of disposable plasmapheresis kits in the U.S. following the expiration of the current term in June 2022. Haemonetics was informed that the decision was based on changes in CSL’s internal strategy and was not related to product or service quality.
This notice of intent not to renew is specific to Haemonetics’ plasmapheresis equipment and disposables Supply Agreement for CSL’s U.S. plasma collection centers. In fiscal year 2020, Haemonetics revenue under this Supply Agreement was $117 million, or 11.8% of total Company revenue, with a gross margin similar to total Company adjusted gross margin. The Company expects to incur an approximately $25 million one-time impairment relating to disposables manufacturing equipment and an estimated $7 million in additional expenses in the fourth quarter of fiscal 2021 in relation to this announcement. Haemonetics remains committed to supporting CSL in other geographies and capacities, representing approximately 1% of total Company revenue in fiscal year 2020, and will continue to support CSL’s plans to roll out NexSys PCS® plasmapheresis devices in Europe under the recently executed agreement with CSL.
“We have a long-standing relationship with CSL and while we are disappointed by this decision we appreciate the advance notice,” said Chris Simon, Haemonetics’ President and CEO. “We have taken a series of actions over the past five years to strengthen Haemonetics’ financial health and believe that our organization has the agility to navigate these changes. We are confident in our ability to continue to generate positive cash flow as we pursue our strategies to deliver shareholder value.”
Haemonetics continues to believe in the value proposition of its NexSys PCS® and Persona® technologies, supported by real world data, and remains committed to delivering these technologies to its customers and pursuing additional innovation to further improve plasma collection. The Company also reaffirms its expectation of 8-10% average long term growth in the U.S. source plasma collections market.
As previously noted, the current term of the Supply Agreement expires on June 30, 2022.  The Supply Agreement also provides CSL the right to extend the agreement until June 30, 2023 with notice of renewal to be given no later than December 31, 2021.
The Company intends to provide additional details about this announcement on its fourth quarter and fiscal year 2021 earnings call in May 2021.
About Haemonetics
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative medical products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.
Cautionary Note Regarding Forward Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) CSL’s notice of intent not to renew the Supply Agreement between CSL and Haemonetics described above (the “Supply Agreement”); (ii) the anticipated consequences of non-renewal of the Supply Agreement, including the anticipated impairment charge and expenses to be incurred, and the ability of Haemonetics to respond to these changes; (iii) future positive cash flow and the pursuit of strategies to deliver shareholder value; (iv) the potential of Haemonetics’ plasma products, including NexSys PCS® and Persona®, (v) the anticipated long-term growth in the U.S. source plasma collections market, and (vi) the assumptions underlying or relating to any statement described in points (i) to (v) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences.
Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the possibility that CSL may determine to renew the Supply Agreement for additional periods; the impact of the COVID-19 pandemic, including the scope and duration of the outbreak and government actions and restrictive measures implemented in response; the availability and demand for the Company’s products; the Company’s ability to implement as planned and realize estimated cost savings from the Operational Excellence Program; the Company’s ability to execute business continuity plans; risks arising from the Company’s acquisition of Cardiva, including any failure to realize the anticipated benefits of the transaction; technological advances in the medical field and standards for transfusion medicine and the Company’s ability to successfully offer products that incorporate such advances and standards; product quality; market acceptance; regulatory uncertainties, including in the receipt or timing of regulatory approvals; the effect of economic and political conditions; the impact of competitive products and pricing; blood product reimbursement policies and practices; and the effect of industry consolidation as seen in the plasma market. These and other factors are identified and described in more detail in the Company's periodic reports and other filings with the U.S. Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.